As filed with the Securities and Exchange Commission on April 30, 2020

Registration No. 333-236198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTODYN INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1887078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nader Z. Pourhassan, Ph.D.

President and Chief Executive Officer

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Telephone: (360) 980-8524

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:

M. Christopher Hall

Kara E. Tatman

Perkins Coie LLP

1120 NW Couch Street

10th Floor

Portland, OR 97209

Tel: (503) 727-2000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☒

Non-accelerated filer:	☐	Smaller reporting company:	☒

		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	46,398,125 (1) (2)	$3.01 (3)	$139,658,356 (3)	$18,127.65 (4)

(1)

As described in greater detail in the prospectus contained in this registration statement, the shares of common stock to be offered for resale by selling stockholders include (i) 6,406,000 shares of our common stock issuable upon conversion of shares of our Series C Convertible Preferred Stock; (ii) 16,904,000 shares of our common stock issuable upon conversion of shares of our Series D Convertible Preferred Stock; (iii) 15,168,125 shares of our common stock underlying certain warrants and stock options; and (vi) 7,920,000 shares of our common stock issued and outstanding.

(2)	Pursuant to Rule 416 under the Securities Act, this registration statement covers an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions.
(3)

Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the $3.19 (high) and $2.82 (low) sale price of shares of the Registrant’s Common Stock as reported on the OTCQB of OTC Markets Group, Inc. on April 24, 2020, which date is within five business days prior to the initial filing of this registration statement on April 30, 2020.

(4)	Fee of $2,330.89 was previously paid with Form S-3 on January 31, 2020. The remaining fee of $15,796.76 is paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, preliminary prospectus dated April 30, 2020.

46,398,125 Shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 6,406,000 shares of our common stock, par value $0.001 per share, issuable upon conversion of shares of our Series C Convertible Preferred Stock, $0.001 par value per share, with an initial stated value of $1,000 per share, 16,904,000 shares of our common stock, par value $0.001 per share, issuable upon conversion of shares of our Series D Convertible Preferred Stock, $0.001 par value per share, with an initial stated value of $1,000 per share, 15,168,125 shares of our common stock, par value $0.001, underlying certain warrants and stock options, 4,120,000 shares of our common stock, par value $0.001 per share, issued and outstanding and 3,800,000 shares of our common stock, par value $0.001 per share, issuable upon conversion of a long-term convertible note. The shares of common stock being offered include:

1)

6,406,000 shares of common stock issuable upon conversion of Series C Convertible Preferred Stock to shares issued to certain selling stockholders of certain private transactions occurring on certain dates between October 21, 2019 and December 6, 2019 (the “Series C Offering”);

2)	8,007,500 shares of common stock issuable upon exercise, at an exercise price of $0.30 per share, of warrants issued to certain selling stockholders in connection with the Series C Offering;

3)	1,620,000 shares of common stock issued to certain selling stockholders in connection with financial advisory fees arising from a transaction in November 2018 (the “November 2018 Transaction”);

4)

16,904,000 shares of common stock issuable upon conversion of Series D Convertible Preferred Stock to shares issued to certain selling stockholders of certain private transactions occurring on January 31, 2020 and March 13, 2020 (the “Series D Offering”);

5)	4,060,625 shares of common stock issuable upon exercise, at an exercise price of $1.00 per share, of warrants issued to certain selling stockholders in connection with the Series D Offering;

6)

3,800,000 shares of common stock issuable upon conversion, at an exercise price of $4.50 per share, of a long-term convertible note issued by a certain selling stockholder in connection with a long-term convertible note transaction on March 31, 2020 (the “Long-term Convertible Note Transaction”);

7)

2,500,000 shares of common stock issued in connection with the exercise, at an exercise price of $0.30, of warrants by a certain selling shareholder on February 4, 2020 and February 12, 2020, and the Long-term Convertible Note Transaction;

8)

2,500,000 shares of common stock issuable upon exercise, at exercise prices ranging from $0.57 per share to $0.83 per share, of warrants issued on March 6, 2015, February 15, 2018, November 8, 2018, and December 19, 2019 in connection with services provided by the Company’s Chief Executive Officer and certain consultants to the Company (the “Compensatory Warrant Grants”);

9)

600,000 shares of common stock issuable upon exercise, at exercise prices ranging from $0.39 per share to $0.63 per share, of stock options issued to certain selling stockholders on September 12, 2019, October 7, 2019, and December 19, 2019 in connection with services provided by consultants to the Company (the “Consultant Stock Option Grants”).

The selling stockholders may sell all or a portion of these shares from time to time, in amounts, at prices and on terms determined at the time of sale. The shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 9 of this prospectus.

We will not receive any proceeds from the sale of these shares. We will, however, receive cash proceeds equal to the total exercise price of warrants that are exercised for cash.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On April 29, 2020, the closing price of our common stock was $3.25 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in this prospectus on page 5 before buying our Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2020

CytoDyn Inc. and its consolidated subsidiaries are referred to herein as “CytoDyn,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance, and actual results could vary materially from those contained in or expressed by such statements due to risks and uncertainties including: (i) the sufficiency of our cash position and our ongoing ability to raise additional capital to fund our operations, (ii) our ability to obtain approval of a Biologics License Application (“BLA”) with the U.S. Food and Drug Administration (“FDA”) for leronlimab (PRO 140), as a combination therapy for the Human Immunodeficiency Virus (“HIV”), (iii) our ability to meet our debt obligations, if any, (iv) our ability to identify patients to enroll in our clinical trials in a timely fashion, (v) our ability to achieve approval of a marketable product, (vi) design, implementation and conduct of clinical trials, (vii) the results of our clinical trials, including the possibility of unfavorable clinical trial results for any clinical indication, (viii) the market for, and marketability of, any product that is approved, (ix) our ability to enter into partnership or licensing arrangements with third parties, (x) the existence or development of vaccines, drugs, or other treatments for infection with HIV that are viewed by medical professionals or patients as superior to our products, (xi) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (xii) general economic and business conditions, (xiii) changes in foreign, political, and social conditions, (xiv) the specific risk factors discussed under the heading “Risk Factors” below, and (xv) various other matters, many of which are beyond our control. We urge you to specifically consider the various risk factors identified in this prospectus, including the statements set forth in the sections titled “Risk Factors” or elsewhere in this prospectus, in any accompanying prospectus supplement and in the documents incorporated or deemed incorporated herein or therein by reference, any of which could cause actual results to differ materially from those indicated by our forward-looking statements. Except as required by law, we do not undertake any responsibility to update any forward-looking statements to take into account events or circumstances that occur after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 5, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

About Us

We are a clinical-stage biotechnology company developing innovative treatments for multiple therapeutic indications based on leronlimab, a novel humanized monoclonal antibody targeting the CCR5 receptor. CCR5 appears to play a key role in the ability of HIV to enter and infect healthy T-cells. The CCR5 receptor also appears to be implicated in human metastases and in immune-mediated illnesses such as graft-vs-host disease (“GvHD”) and Non-Alcoholic Steatohepatitis (“NASH”).

We believe the leronlimab antibody shows promise as a powerful anti-viral agent while not being a chemically synthesized drug and has fewer side effects, lower toxicity and less frequent dosing requirements, as compared to daily drug therapies currently in use for the treatment of HIV. The leronlimab antibody belongs to a class of HIV therapies known as entry inhibitors that block HIV from entering into and infecting certain cells. Leronlimab blocks HIV from entering a cell by binding to a molecule called the C-C chemokine receptor type 5 (“CCR5”), a normal cell surface co-receptor protein to which certain strains of HIV, referred to as “R5” strains, attach as part of HIV’s entry into a cell.

Leronlimab is an antibody, and through several short-term clinical trials, it has demonstrated efficacy without issues relating to toxicity, side effects or drug resistance. Moreover, these trials suggest that PRO 140 does not affect the normal function of the CCR5 co-receptor for HIV. Instead, leronlimab binds to a precise site on CCR5 that R5 strains of HIV use to enter the cell and, in doing so, inhibits the ability of these strains of HIV to infect the cell without affecting the cell’s normal function. We believe that the R5 strains of HIV currently represent approximately 70% of all HIV infections in the U.S. As a result, we believe PRO 140 represents a distinct class of CCR5 inhibitors with advantageous virological and immunological properties and may provide a unique tool to treat HIV infected patients.

We believe leronlimab is uniquely positioned to address a growing HIV market as an alternative or in addition to current therapies, which are failing primarily due to compliance, which causes drug resistance. In seven clinical trials previously conducted, leronlimab was generally well tolerated, and no drug-related serious adverse events or dose-proportional adverse events related to leronlimab were reported. In addition, there were no dose-limiting toxicities or patterns of drug-related toxicities observed during these trials. The results of these studies established that leronlimab’s antiviral activity was potent, rapid, prolonged, dose-dependent, and statistically significant following a single dose. Because leronlimab’s mechanism of action (for a monoclonal antibody use in HIV) is a relatively new therapeutic approach, it provides a very useful method of suppressing the virus in treatment-experienced patients who have failed a prior HIV regimen and need new treatment options.

In addition to HIV indications, we are currently expanding the clinical focus of leronlimab to include the evaluation of certain cancer and immunological indications where CCR5 antagonism has shown initial promise. In the setting of cancer, research has shown that CCR5 plays a central role in tumor invasion and metastasis and that increased CCR5 expression is an indicator of disease status in breast cancer. Moreover, research has shown that drugs that block CCR5 can block tumor metastases in laboratory and animal models of aggressive breast and prostate cancer. We are conducting additional research with leronlimab in the cancer setting, and we have initiated a Phase 1b/2 human clinical trial with leronlimab in metastatic triple-negative breast cancer, for which the investigational new drug application was approved by the FDA in 2018.

In addition, we believe that the CCR5 receptor also plays a central role in modulating immune cell trafficking to sites of inflammation and it is crucial for the development of acute graft-versus-host disease (GvHD) and other inflammatory conditions. Clinical studies by others have shown that blocking CCR5 using a chemical inhibitor can reduce the clinical impact of acute GvHD without significantly affecting the engraftment of transplanted bone marrow stem cells. We are currently conducting a Phase 2 clinical study with leronlimab to further support the concept that the CCR5 receptor on engrafted cells is critical for the development of acute GvHD and that blocking this receptor from recognizing certain immune signaling molecules is a viable approach to mitigating acute GvHD. The FDA has granted orphan drug designation to leronlimab for the prevention of graft-versus-host disease (GvHD).

Corporate Information

CytoDyn Inc. is a Delaware corporation with its principal business office at 1111 Main Street, Suite 660, Vancouver, Washington 98660. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this prospectus. Effective August 27, 2015, we completed a reincorporation from Colorado to Delaware. Effective November 16, 2018, we implemented a holding company reorganization, as a result of which, we became the successor issuer and reporting company to the former CytoDyn Inc. (now our wholly owned subsidiary, CytoDyn Operations Inc.).

Series C Offering

Between October 21, 2019 and December 6, 2019, we issued in private placements to accredited investors an aggregate of 3,203 shares of our Series C Preferred Stock, together with warrants (the “Series C Warrants”) to purchase an aggregate of up to 8,007,500 shares of our common stock, with an initial exercise price of $0.30 per share for proceeds of $3.2 million (the “Series C Offering”).

The Series C Warrants have a five-year term and were immediately exercisable upon issuance. The shares of common stock issued or issuable upon conversion of the Series C Preferred Stock as well as the shares of common stock underlying the Series C Warrants are being offered for resale by the selling stockholders identified in this prospectus.

November 2018 Transaction

We paid Paulson Investment Company, LLC, financial advisory fees arising from a transaction in November 2018, in addition to certain cash fees, 1,620,000 share of our common stock (the “November 2018 Transaction”).

Series D Offering

On January 31, 2020 and March 19, 2020, the Company issued in private placements to accredited investors an aggregate of 8,452 shares of our Series D Preferred Stock, together with warrants (the “Series D Warrants”) to purchase an aggregate of up to 4,060,625 shares of our common stock, with an initial exercise price of $1.00 per share for total proceeds of approximately $8.5 million (the “Series D Offering”).

The Series C Warrants have a five-year term and were immediately exercisable upon issuance. The shares of common stock issued or issuable upon conversion of the Series D Preferred Stock as well as the shares of common stock underlying the Series D Warrants are being offered for resale by certain selling stockholders identified in this prospectus.

Long-Term Convertible Note Transaction

On March 31, 2020, the Company issued a long-term secured convertible promissory note of $17.1 million in principal with an institutional accredited investor (the “Long-Term Convertible Note Transaction”). The selling stockholder may convert the entire outstanding balance of the Note into 3,800,000 shares of common stock, at a conversion price of $4.50 per share.

Additionally, as part of the transaction the Company agreed to register common stock issued to the selling stockholder in connection with the exercise of warrants into 833,332 shares on February 4, 2020 and 1,666,668 shares issued on February 12, 2020, resulting in proceeds of approximately $0.5 million in proceeds, at an exercise price of $0.30.

Compensatory Warrant Grants

On March 6, 2015, February 15, 2018, and November 8, 2018, the Company issued to three consultants who provided services to the Company an aggregate of 500,000 warrants to purchase shares of common stock. The warrants issued to these certain selling stockholders were at exercise prices ranging from $0.57 per share to $0.83 per share. On December 19, 2019 the Company issued to its Chief Executive Officer 2,000,000 warrants, outside of the Company’s 2012 Equity Plan, to purchase shares of common stock at an exercise price of $0.63 per share (the 500,000 warrants issued to the consultants and the 2,000,000 warrants issued to the Chief Executive Officer are, collectively, the “Compensatory Warrant Grants”).

Consultant Stock Option Grants

The Company issued to two consultants who provided services to the Company an aggregate of 600,000 stock options, outside of the Company’s 2012 Equity Plan, to purchase shares of the Company’s common stock. The stock options were issued to certain selling shareholders on September 12, 2019, October 7, 2019, and December 19, 2019, at exercise prices ranging from $0.39 per share to $0.63 per share (the “Consultant Stock Option Grants”).

This Offering

We are registering for resale by the selling stockholders named herein an aggregate of 46,398,125 shares of our common stock as described below.

Securities being offered:	46,398,125 shares of our common stock, including (i) 6,406,000 shares of our common stock underlying shares of our Series C Convertible Preferred Stock; (ii) 8,007,500 shares of common stock underlying warrants to purchase common stock issued to certain stockholders in connection with the Series C Offering; (iii) 1,620,000 shares of common stock issued to certain selling stockholders in connection with November 2018 Transaction; (iv) 16,904,000 shares of our common stock underlying shares of our Series D Convertible Preferred Stock; (v) 4,060,625 shares of common stock underlying warrants to purchase common stock issued to certain stockholders in connection with the Series D Offering; (vi) 3,800,000 shares of common stock underlying a long-term convertible note issued in the Long-term Convertible Note Transaction; (vii) 2,500,000 shares of common stock issued in connection with the exercise of warrants to a certain selling shareholder on February 4, 2020 and February 12, 2020, and the Long-term Convertible Note Transaction; (viii) 2,500,000 shares of common stock underlying the Compensatory Warrant Grants; and (ix) 600,000 shares of common stock underlying the Consultant Stock Option Grants.

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling stockholders. We may receive proceeds upon any exercise for cash of outstanding warrants and stock options, in which case such proceeds will be used for general working capital purposes.

Market for common stock:	Our common stock is quoted on the OTCQB of the OTC Markets under the symbol “CYDY.” On April 29, 2020, the closing price of our common stock was $3.25 per share.

Risk factors:	See “Risk Factors” beginning on page 5 for risks you should consider before investing in our shares.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the Securities and Exchange Commission (the “SEC”), and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock by the selling stockholders.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of warrants and stock options issued to the selling stockholders. The exercise price of the outstanding warrants and stock options range from $0.30 per share to $1.00 per share. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including stock splits or dividends, mergers, or reclassifications or similar events. Upon any exercise of outstanding warrants, the selling stockholders will pay us the exercise price.

To the extent we receive proceeds from the cash exercise of outstanding warrants and stock options, we intend to use the proceeds for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of our shares by the selling stockholders. The selling stockholders acquired our securities in private placement transactions. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock and warrants. Unless otherwise stated below in the footnotes, to our knowledge, no selling stockholder, nor any affiliate of such stockholder: (i) has held any position or office with us during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

The selling stockholders may exercise their warrants at any time in their sole discretion. Set forth below is the name of each selling stockholder and the amount and percentage of common stock owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options or warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options or warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power with respect to shares held by the selling stockholders.

We have registered up to 46,398,125 shares of our common stock, including (i) 6,406,000 shares of our common stock underlying shares of our Series C Convertible Preferred Stock; (ii) 8,007,500 shares of common stock underlying warrants to purchase common stock issued to certain stockholders in connection with the Series C Offering; (iii) 1,620,000 shares of common stock issued to certain selling stockholders in connection with November 2018 Transaction; (iv) 16,904,000 shares of our common stock underlying shares of our Series D Convertible Preferred Stock; (v) 4,060,625 shares of common stock underlying warrants to purchase common stock issued to certain stockholders in connection with the Series D Offering; (vi) 3,800,000 shares of common stock underlying a long-term convertible note issued in the Long-term Convertible Note Transaction; (vii) 2,500,000 shares of common stock issued in connection with the exercise of warrants to a certain selling shareholder on February 4, 2020 and February 12, 2020, and the Long-term Convertible Note Transaction; (viii) 2,500,000 shares of common stock underlying the Compensatory Warrant Grants; and (ix) 600,000 shares of common stock underlying the Consultant Stock Option Grants. See “Prospectus Summary” above.

The following table is based on information provided to us by the selling stockholders and is as of April 30, 2020, except as otherwise noted below. The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The tables below assume that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Name of Selling Stockholder	Shares Beneficially Owned Pre-Offering(1)	% Owned Pre-Offering(2)	Common Stock Offered in this Offering(3)	Warrant & Stock Option Shares Offered in this Offering(4)	Number of Shares Post-Offering	% of Shares Post-Offering(2)
Amarex Clinical Research, LLC	350,000	*	—	150,000	200,000	*
Bruce Patterson	569,242	*	—	400,000	169,242	*
Cool Blue Capital, LLC	21,245,875	4%	15,804,000	4,835,625	606,250	*
Elias De La Torre III(5)	1,350,000	*	600,000	750,000	—	—
Flying S Ranch Trust	8,365,675	2%	690,000	862,500	6,813,175	1%
Francesco Tosco	3,544,250	*	736,000	920,000	1,888,250	*
Iliad Research and Trading, L.P.	8,800,000	*	6,300,000	—	2,500,000	*
Jonah Bradley Sacha	227,479	*	—	200,000	27,479	*
LRFA, LLC(6)	12,489,821	*	2,000,000	500,000	9,989,821	2%
Martin Krytus	5,000,000	1%	930,000	1,162,500	2,907,500	*
Michael McCarthy	187,500	*	150,000	37,500	—	—
Nader Z. Pourhassan(7)	8,712,117	*	—	2,000,000	6,712,117	1%
Paul and Maureen Hydok	3,213,151	*	200,000	250,000	2,763,151	*
Paul J. Maddon	980,000	*	—	200,000	780,000	*
Paulson Investment Company, LLC(8)	1,410,452	*	384,750	—	1,025,702	*
Christopher Clark (9)(10)	3,213,000	*	405,000	—	2,808,000	*
Malcolm A. Winks (9)	40,570	*	20,250	—	20,320	*
Robert Setteducati (9)	2,727,061	*	405,000	—	2,322,061	*
Thomas Parigian (9)	2,727,061	*	405,000	—	2,322,061	*
Robert Schatz	150,000	*	—	150,000	—	—
The Thomas C. Mollick Insurance Trust(5)	450,000	*	200,000	250,000	—	—
Thomas C. Mollick	7,033,945	1%	2,000,000	2,500,000	2,533,945	*

Total	92,789,199	*	31,230,000	15,168,125	46,389,074	*

*	Represents less than 1%
(1)

Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or dispositive power. Shares of common stock registered hereunder, as well as shares of common stock subject to options, warrants or convertible preferred stock that are exercisable or convertible within 60 days of April 30, 2020, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such shares of common stock, options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentages are based on 492,543,582 shares of common stock outstanding as of April 24, 2020.
(3)	Includes shares of common stock issuable upon the conversion of Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and a long-term convertible note.
(4)	Warrants and stock options are exercisable at exercise prices ranging from $0.30 per share to $1.00 per share, and expire five or ten years from the date of issuance.
(5)	Selling stockholder information as of the date of initial filing on January 31, 2020.
(6)	David F. Welch, Ph.D. is a director of the Company, as well as the managing member of LRFA, LLC.
(7)

Nader Pourhassan, Ph.D. is CEO and director of the Company who holds: (i) 317,417 shares of common stock held directly by Dr. Pourhassan; (ii) 6,379,000 shares of common stock subject to options held directly by Dr. Pourhassan; (iii) 2,000,000 shares of common stock subject to warrants; and (iv) 15,700 shares of common stock held by Dr. Pourhassan’s spouse.

(8)

The executive committee of Paulson Investment Company, LLC, a broker-dealer registered with the SEC and member of FINRA, has voting and dispositive power over these warrant shares. The Executive Committee is comprised of Messers. Christopher Clark, Thomas Parigian and Robert Setteducati. Paulson Investment Company, LLC served as the placement agent with respect to the warrant shares offered pursuant to this prospectus.

(9)	Individual is an officer, employee, or member of Paulson Investment Company, LLC.
(10)

Includes: (i) 655,000 shares of common stock directly held by Mr. Clark; (ii) warrants covering 1,956,487 shares of common stock directly held by Mr. Clark and (iii) a warrant covering 601,513 shares of common stock held by Mr. Clark’s spouse. Mr. Clark is a partner in Paulson Investment Company, LLC.

PLAN OF DISTRIBUTION

The selling stockholders, which for this purpose include donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling our shares or interests in our shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholders.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or under Section 4(a)(1) of the Securities Act, if available, rather than by means of this prospectus.

In connection with the sale of shares of common stock covered by this prospectus, broker-dealers may receive commissions or other compensation from a selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of a selling stockholder that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling stockholders that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We will pay all expenses of the registration of the common stock for resale by the selling stockholders, including, without limitation, filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 705,000,000 shares of capital stock, including 700,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of April 24, 2020, we had 492,543,582 shares of common stock, 92,100 shares of Series B Preferred Stock (as defined below), 8,203 shares of Series C Preferred Stock (as defined below), and 8,452 shares of Series D Preferred Stock (as described below).

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation, as amended and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders must be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by our Board of Directors acting pursuant to a resolution approved by the affirmative majority of the entire Board of Directors. Stockholders may not take action by written consent. As more fully described in our Certificate of Incorporation, holders of our common stock are not entitled to vote on certain Amendments to the Certificate of Incorporation related solely to our preferred stock.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, 4,580,060 of which shares are undesignated.

Our Board of Directors has the authority, within the limitations and restrictions prescribed by law and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series, by delivering an appropriate certificate of amendment to our certificate of incorporation to the Delaware Secretary of State pursuant to the Delaware General Corporation Law (the “DGCL”). The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock.

Series B Convertible Preferred Stock

Our Board of Directors previously established a series of preferred stock designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), comprising 400,000 shares of Series B Preferred Stock, of which 92,100 shares remain outstanding as of April 24, 2020. Subject to superior rights of any other outstanding preferred stock from time to time, each outstanding share of Series B Preferred Stock is entitled to receive, in preference to the common stock, annual cumulative dividends equal to $0.25 per share per annum from the date of issuance, which shall accrue, whether or not declared. At the time shares of Series B Preferred Stock are converted into common stock, accrued and unpaid dividends will be paid in cash or with shares of common stock. In the event we elect to pay dividends with shares of common stock, the shares issued will be valued at $0.50 per share. Series B Preferred Stock does not have any voting rights. In the event of liquidation, each share of Series B Preferred Stock is entitled to receive, in preference to the common stock, a liquidation payment equal to $5.00 per share plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets legally available for distribution will be distributed pro rata among the holders of the Series B Preferred Stock.

Each share of Series B Preferred Stock may be converted into ten fully paid shares of common stock at the option of a holder as long as we have sufficient authorized and unissued shares of common stock available. The conversion rate may be adjusted in the event of a reverse stock split, merger or reorganization.

Series C Convertible Preferred Stock

On March 20, 2019, our Board of Directors established a series of preferred stock designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”), comprising 5,000 shares of Series C Preferred Stock. On October 11, 2019, the Company authorized an increase from 5,000 shares to 20,000, and on January 28, 2020, the Company authorized a decrease from 20,000 shares to 8,203 shares, all of which 8,203 shares remain outstanding as of April 24, 2020. The certificate of designation for the Series C Preferred Stock provides, among other things, that holders of Series C Preferred Stock shall be entitled to receive cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series C Preferred Stock, to be paid, at the option of the holder, in cash or shares of common stock. In the event we elect to pay dividends with shares of common stock, the shares issued will be valued at $0.50 per share. Any dividends paid by the Company will first be paid to the holders of Series C Preferred Stock and Series D Preferred Stock on a pari passu basis prior and in preference to any payment or distribution to holders of Series B Preferred Stock or common stock. Dividends on the Series C Preferred Stock shall be cumulative and there are no sinking fund provisions applicable to the Series C Preferred Stock. The Series C Preferred Stock does not have redemption rights. The stated value per share for the Series C Preferred Stock is $1,000 (the “Stated Value”).

In the event of any liquidation, dissolution or winding up of the Company, the Series C Preferred Stock will be entitled on a pari passu basis with the holders of the Series D Preferred Stock and in preference to any payment or distribution to any holders of the Series B Preferred Stock and Common Stock, an amount per share equal to the Stated Value and the amount of any accrued and unpaid dividends. The holders of the Series C Preferred Stock and Series D Preferred Stock will then receive distributions along with the holders of common stock on a pari passu basis according to the number of shares of common stock the Series C Preferred holders would be entitled if they converted their shares of Series C Preferred Stock at the time of such distribution.

If, at any time while the Series C Preferred Stock is outstanding, the Company effects any reorganization, merger or sale of the Company or substantially all of its assets (each a “Fundamental Transaction”), a holder of the Series C Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series C Preferred Stock immediately prior to the Fundamental Transaction.

Each share of Series C Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of common stock determined by dividing the Stated Value by the conversion price of $0.50 (subject to adjustment as set forth in the certificate of designation for the Series C Preferred Stock). No fractional shares will be issued upon the conversion of the Series C Preferred Stock.

Series D Convertible Preferred Stock

On January 28, 2020, our Board of Directors established a series of preferred stock designated as Series D Convertible Preferred Stock (“Series D Preferred Stock”), comprising 11,737 shares of Series D Preferred Stock of which 8,452 were outstanding as of April 24, 2020. The certificate of designation for the Series D Preferred Stock provides, among other things, that holders of Series D Preferred Stock shall be entitled to receive cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series D Preferred Stock, to be paid, at the option of the holder, in cash or shares of common stock. In the event we elect to pay dividends with shares of common stock, the shares issued will be valued at $0.50 per share. Any dividends paid by the Company will first be paid to the holders of Series D Preferred Stock prior and in preference to any payment or distribution to holders of common stock. Dividends on the Series D Preferred Stock shall be cumulative and there are no sinking fund provisions applicable to the Series D Preferred Stock. The Series D Preferred Stock does not have redemption rights. The stated value per share for the Series D Preferred Stock is $1,000 (the “Stated Value”).

In the event of any liquidation, dissolution or winding up of the Company, the Series D Preferred Stock will be entitled, on a pari passu basis with the holders of the Series C Preferred Stock and in preference to any payment or distribution to any holders of the Series B Preferred Stock or common stock, an amount per share equal to the Stated Value and the amount of any accrued and unpaid dividends. The holders of the Series D Preferred Stock and Series C Preferred Stock will then receive distributions along with the holders of common stock on a pari passu basis according to the number of shares of common stock the Series D Preferred holders would be entitled if they converted their shares of Series D Preferred Stock at the time of such distribution.

If, at any time while the Series D Preferred Stock is outstanding, the Company effects any reorganization, merger or sale of the Company or substantially all of its assets (each a “Fundamental Transaction”), a holder of the Series D Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series D Preferred Stock immediately prior to the Fundamental Transaction.

Each share of Series D Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of common stock determined by dividing the Stated Value by the conversion price of $0.80 (subject to adjustment as set forth in the certificate of designation for the Series D Preferred Stock). No fractional shares will be issued upon the conversion of the Series D Preferred Stock.

Warrants

Series C and Series D

Form. The Series C Warrants and Series D Warrants were issued as individual warrant agreements to these investors. The material terms and provisions of the warrants are summarized below. The following description is subject to, and qualified in its entirety by, each form of warrant, which was filed as exhibits to Current Reports on Form 8-K filed by the Company with the SEC on October 22, 2019 and February 2, 2020, respectively. You should review a copy of the form of warrant for a complete description of the terms and conditions applicable to the warrants.

Exercisability. The warrants are exercisable beginning on the date of issuance, and at any time up to five (5) years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will, at our option, either (i) pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock or (ii) round up to the next whole share.

Failure to Timely Deliver Shares. If we fail to deliver to the investor a certificate representing shares issuable upon exercise of a warrant by the third trading day after the exercise date as required by the warrant, and if the investor purchases the shares of our common stock after that third trading day to deliver in satisfaction of a sale by the investor of the underlying warrant shares that the investor anticipated receiving from us, then, within three trading days of receipt of the investor’s request, we, at the investor’s option, will either (i) pay cash to the investor in an amount equal to the investor’s total purchase price (including brokerage commissions, if any) for the shares of common stock purchased less the exercise price (as described below), or the buy-in price, at which point our obligation to deliver the warrant (and to issue the underlying common stock) will terminate, (ii) reinstate the portion of the warrant and equivalent number of warrant shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or (iii) promptly honor our obligation to deliver to the investor a certificate or certificates representing the underlying common stock and pay cash to the investor in an amount equal to the excess (if any) of the buy-in price over the product of (A) the number of shares of common stock, times (B) the per share closing price of our common stock on the date of the event giving rise to our obligation to deliver the certificate.

Exercise Price. Each warrant represents the right to purchase a share of common stock at an exercise price equal to $0.30 and $1.00 per share of warrants issued to the selling stockholders in connection with the Series C and D Offerings, respectively, subject to adjustment as described herein. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange or other trading system.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Other Warrants

Form. The Compensatory Warrant Grants were issued as individual warrant agreements to a consultant and an employee. The material terms and provisions of these warrants are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant, which was filed as an exhibit to a Current Report on Form 8-K filed by the Company with the SEC on June 22, 2017. You should review a copy of the form of warrant for a complete description of the terms and conditions applicable to the warrants.

Exercisability. The warrants are exercisable beginning on the date of issuance and upon certain strategic achievements, respectively, and at any time up to ten (10) years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will, at our option, either (i) pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock or (ii) round up to the next whole share.

Exercise Price. Each warrant represents the right to purchase a share of common stock at an exercise price equal to $0.565 and $0.63, per share, respectively, of warrants issued to the selling stockholders, subject to adjustment as described herein. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to certain restrictions, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange or other trading system.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Long-Term Convertible Note

On March 31, 2020, the Company entered into a Securities Purchase Agreement (the “Agreement”) pursuant to which the Company issued a secured convertible promissory note, as amended (the “Note”) with a two-year maturity to an institutional accredited investor (the “Investor”) in the initial principal amount of $17.1 million. The Note is secured by all of the assets of the Company, excluding the Company’s intellectual property. The Investor gave consideration of $15.0 million, reflecting original issue discount of $2.1 million. The Company anticipates using the proceeds for general working capital purposes.

In connection with the investment in the Note, the Company entered into a Security Agreement, pursuant to which all obligations owing to the Investor by the Company, are secured by a first-position security interest in all the assets of the Company, excluding the Company’s intellectual property.

Interest accrues on the outstanding balance of the Note at 10% per annum. Upon the occurrence of an Event of Default (as defined in the Agreement), interest accrues at the lesser of 22% per annum or the maximum rate permitted by applicable law. In addition, upon any Event of Default, the Investor may accelerate the outstanding balance payable under the Note, which will increase automatically upon such acceleration by 15%, 10% or 5%, depending on the nature of the Event of Default.

The Investor may convert all or any part the outstanding balance of the Note into shares of common stock at an initial conversion price of $4.50 per share upon five trading days’ notice, subject to certain adjustments and volume and ownership limitations specified in the Note. In addition to standard anti-dilution adjustments, the conversion price of the Note is subject to full-ratchet anti-dilution protection, pursuant to which the conversion price will be automatically reduced to equal the effective price per share in any new offering by the Company of equity securities that have registration rights, are registered or become registered under the Securities Act of 1933, as amended. The Note provides for liquidated damages upon failure to deliver common stock within specified timeframes.

The Investor may redeem any portion of the Note, at any time after six months from the issue date upon three trading days’ notice, subject to a Maximum Monthly Redemption Amount of $950,000. The Note requires the Company to satisfy its redemption obligations in cash within three trading days of the Company’s receipt of such notice. The Company may prepay the outstanding balance of the Note, in part or in full, at a 15% premium to par value, at any time upon fifteen trading days’ notice.

Investor may sell Conversion Shares (as defined in the Agreement) pursuant to a registration statement prior to the date that is six (6) months from the issue date and will be limited to 1,000,000 shares per calendar month (the “Volume Limitation”); provided, however, in the event any intra-day trading price of the common stock during the applicable time period meets or exceeds $4.50 per share then the Volume Limitation shall not apply for the remainder of the calendar month or the five trading days thereafter, whichever is longer.

Pursuant to the terms of the Agreement and the Note, the Company must obtain the Investor’s consent before assuming additional debt with aggregate net proceeds to the Company of less than $15 million. Upon any such approval, the outstanding principal balance of the Notes shall increase automatically by 5% upon the issuance of such additional debt.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation, as amended

As described above, our Board of Directors is authorized to designate and issue shares of preferred stock in series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire us.

Special meetings of the stockholders may only be called by our Board of Directors acting pursuant to a resolution approved by the affirmative majority of the entire Board of Directors. Stockholders may not take action by written consent.

The stockholders may, at a special stockholders meeting called for the purpose of removing directors, remove the entire Board of Directors or any lesser number, but only with cause, by a majority vote of the shares entitled to vote at an election of directors.

Additional Warrants

As of April 24, 2020, we had issued and outstanding warrants to purchase up to 128,092,045 shares of common stock, exercisable at prices ranging from $0.30 per share to $2.75 per share.

Stock Options

As of April 24, 2020, we had issued and outstanding options to purchase up to 22,381,930 shares of common stock, exercisable at prices ranging from $0.30 per share to $2.90 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is Computershare. The transfer agent address is 211 Quality Circle, Suite 210, College Station, TX 77845, and its telephone number is 1-800-962-4284.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by our General Counsel. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K and the effectiveness of our internal control over financial reporting have been audited by Warren Averett, LLC, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the shares of our securities being offered hereby. This prospectus does not contain all of the information in the registration statement and its exhibits. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the Securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. The registration statement and the exhibits are available through the SEC’s Website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.cytodyn.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus or any applicable prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K (the “10-K”) for the fiscal year ended May 31, 2019 filed with the SEC on August 14, 2019;

•

Quarterly Reports on Form 10-Q for the first period ended August 31, 2019, November 31, 2019 and February 29, 2020, filed with the SEC on October  8, 2019, January 9, 2020 and April 9, 2020, respectively;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on August 21, 2019;

•

Our Current Reports on Form 8-K filed with the SEC on June 17, 2019 (except as to any portion deemed furnished and not filed), July 19, 2019, July 26, 2019, August 2, 2019, August 14, 2019, August 23, 2019, August 29, 2019, September 13, 2019, September 19, 2019, October 3, 2019, October 22, 2019, October 31, 2019, November 7, 2019, November 12, 2019, November 19, 2019 (except as to any portion deemed furnished and not filed), November 20, 2019, December 6, 2019, December 10, 2019, December 13, 2019, December 18, 2019 (except as to any portion deemed furnished and not filed), December 27, 2019, January 21, 2020 (except as to any portion deemed furnished and not filed), February 3, 2020, March 19, 2020, April 6, 2020, April 23, 2020 (except as to any portion deemed furnished and not filed), April 27, 2020, and April 28, 2020; and

•

The description of our common stock contained in our Registration Statement on Form 10-SB, filed on July  11, 2002, including any amendments thereto or reports filed for the purposes of updating this description (including the Form 8-K filed with the SEC on September 1, 2015 and Exhibit 4.18 to the 10-K).

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

46,398,125 Shares of Common Stock

PROSPECTUS

            , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee (which has previously been paid).

SEC Registration Fee	$18,127.65
Legal Fees and Expenses	$25,000.00	*
Accounting Fees and Expenses	16,000.00	*
Printing	10,000.00	*
Miscellaneous	$872.35	*

Total	$70,000.00

*	Estimated.

Item 15.	Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL).

Section 102 of the DGCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payments of dividends, stock purchases or redemptions or (4) transactions from which a director derives an improper personal benefit.

The registrant’s certificate of incorporation and by-laws contains provisions protecting its directors and officers to the fullest extent permitted by Sections 102 and 145 of the DGCL.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against certain liabilities asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

The registrant has entered into agreements to indemnify its directors and officers to the maximum extent allowed under Delaware law. These agreements, among other things, indemnify the registrant’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the registrant’s right, on account of any services undertaken by such person on behalf of the registrant or that person’s status as a member of the registrant’s board or directors.

The registrant also maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

Item 16.	Exhibits

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately preceding the signature page to this registration statement.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)	If the registrant is relying on Rule 430B:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about registrant or its securities provided by or on behalf of the registrant; and

(d)	Any other communication that is an offer in the offering made by an registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of CytoDyn Inc. (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10Q filed with the SEC on April 9, 2020).

3.2	Certificate of Designation of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Form 8-K filed with the SEC on March 20, 2019).

3.3	Certificate of Amendment to the Certificate of Designation of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Form 8-K filed with the SEC on October 22, 2019).

3.4	Amended and Restated Certificate of Designation of the Series C Convertible Preferred Stock (incorporated by reference in Exhibit 3.4 to Form S-3 filed with the SEC on January 31, 2020)

3.5	Certificate of Designation of the Series D Convertible Preferred Stock (incorporated by reference in Exhibit 3.5 to Form S-3 filed with the SEC on January 31, 2020)

3.6	Amended and Restated By-Laws of CytoDyn Inc. (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K12G3 filed with the SEC on November 19, 2018).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12G3 filed September 1, 2015).

4.2	Form of Series C Warrant Agreement (incorporated by reference to Exhibit 4.1 to our Current Form 8-K filed with the SEC on October 22, 2019).

4.3	Form of Series D Warrant Agreement (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed February 3, 2020).

4.4	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed December 27, 2019.

4.5	Form of Warrant Agreement (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on August 29, 2019).

4.6	Form of Consultant and Compensation Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Form 8-K filed with the SEC on June 22, 2017.

4.7	Convertible Secured Promissory Note, as amended, by and between CytoDyn Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on April 6, 2020).

10.1	Form Subscription Agreement (incorporated by reference to Exhibit 10.1 to our Current Form 8-K filed with the SEC on October 22, 2019).

10.2	Securities Purchase Agreement by and between CytoDyn Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 6, 2020).

10.3	Security Agreement by and between CytoDyn Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on April 6, 2020).

5.1	Opinion of Counsel*

23.1	Consent of Warren Averett, LLC.*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page).*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, as of April 30, 2020.

CYTODYN INC.

By:	/s/ Michael D. Mulholland
Michael D. Mulholland
Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nader Z. Pourhassan, Ph.D. Nader Z. Pourhassan, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2020

/s/ Michael D. Mulholland Michael D. Mulholland	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2020

* Scott A. Kelly, M.D.	Director	April 30, 2020

* Jordan G. Naydenov	Director	April 30, 2020

* Alan P. Timmins	Director	April 30, 2020

* David F. Welch, Ph.D.	Director	April 30, 2020

/s/ Samir R. Patel, M.D. Samir R. Patel, M.D.	Director	April 30, 2020

* By:	/s/ Nader Z. Pourhassan, Ph.D.